UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 18, 2013

One Horizon Group, Inc.
(Exact name of registrant as specified in its charter)

Pennsylvania	000-10822	25-1229323
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation or organization)		Identification No.)

Weststrasse 1, Baar
Switzerland		CH6340
(Address of principal executive offices)		(Zip code)

Registrant’s telephone number, including area code:		011 41 41 760 5820

n/a
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01    Entry Into a Material Definitive Agreement.

One Horizon Group, Inc. (the “Company”) entered into a Subscription Agreement dated February 18, 2013 and an Amendment to Subscription Agreement dated as of February 18, 2013 (collectively, the “Subscription Agreement”) with a non-U.S. shareholder of the Company (the “Investor”), pursuant to which (i) the Company agreed to sell, and the Investor agreed to purchase, an aggregate of 483,870,968 shares (the “Shares”) of common stock, $0.0001 par value per share (the “Common Stock”), for an aggregate consideration of $6,000,000 (the “Purchase Price”) or $0.0124 per share, and (ii) the Company agreed to issue a common stock purchase warrant (the “Warrant”) to the Investor exercisable for three years to purchase 241,935,483 shares of Common Stock at an exercise price of $0.0124 per share. The Purchase Price is payable in three equal installments of $2,000,000 on March 31, 2013, June 30, 2013 and September 30, 2013, respectively, will accrue interest at a rate of three percent (3%) per annum and will be secured by a pledge by the Investor to the Company of the Shares pro rata.

The foregoing description of the Subscription Agreement and the Warrant is only a summary of its material terms, does not purport to be complete and is qualified in its entirety by reference to such documents. A copy of each of the Subscription Agreement and the Warrant will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 and incorporated herein by reference.

Item 3.02    Unregistered Sales of Equity Securities.

The information included in Item 1.01 of this Current Report on Form 8-K relating to the sale of the Shares and the Warrant is incorporated by reference into this Item 3.02.

The issuance of the Shares and the Warrant was made in reliance on the exemption from registration provided by Regulation S of the Securities Act of 1933, as amended, as an offshore transaction involving only a non-U.S. offeree/purchaser. No placement agent was utilized in connection with the offer and sale of the Shares and the Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONE HORIZON GROUP, INC.

Date: February 22, 2013	By:	/s/ Mark White
Mark White Chief Executive Officer